Exhibit 23.01

Consent of Ireland San Filippo, LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-131427) pertaining to the 401(k) Savings and Investment Plan of Oracle Corporation of our report dated June 21, 2007, with respect to the financial statements and schedule of the Oracle Corporation 401(k) Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006 and 2005.

/s/ IRELAND SAN FILIPPO, LLP

San Mateo, California

June 25, 2007